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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                NEUROMETRIX, INC.

     NeuroMetrix, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY
CERTIFY:

     FIRST: That the Board of Directors of the Corporation (the "Board"), in accordance with the provisions of Section 141(f) of the DGCL duly adopted resolutions by unanimous written consent dated March 12, 2004 in accordance with
Section 242 of the DGCL (i) proposing an amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), (ii) declaring such amendment to be advisable, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders. Such resolution proposed to amend the Certificate of Incorporation in the following manner:

     (i) increase the total number of shares of Common Stock which the Corporation shall have authority to issue from 30,000,000 to 37,000,000; and

     (ii) increase the total number of shares of Series E-1 Voting Convertible Preferred Stock which the Corporation shall have authority to issue from 2,333,333 to 8,784,200.

     SECOND: That thereafter, pursuant to the resolutions of the Board certified to in the preceding paragraph, the proposed amendment as set forth in this Certificate of Amendment was approved and duly adopted by written consent dated March 12, 2004 of the holders of outstanding shares of capital stock having not less than the minimum number of votes that would be necessary to authorize the proposed amendment at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the provisions of Sections 228 and 242 of the DGCL and the terms of the Certificate of Incorporation.

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     I, Shai N. Gozani, President of the Corporation, for the purpose of amending the Corporation's Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate of Amendment, hereby declaring and certifying that this is my act and deed on behalf of the Corporation this 12th day of March, 2004.


                                               By:  /s/ Shai N. Gozani
                                                  ------------------------
                                                  Name:  Shai N. Gozani
                                                  Title: President